Exhibit 99.1
Central Vermont Public Service

NEWS RELEASE
For Immediate Release:  March 14, 2012
Central Vermont Reports 2011 Fourth-Quarter Earnings

▪	2011 earnings of $21.7 million, or $1.59 per diluted share, 7 cents lower than 2010, excluding merger-related costs of $16 million after-tax, or $1.19 per diluted share

➢	$17.8 million increase in operating revenues
➢	$ 5.1 million increase in service restoration costs (primarily Tropical Storm Irene)
➢	$ 3.4 million increase in exogenous cost deferrals (primarily major storms, 2011 vs. 2010)
➢	$15.3 million increase in transmission costs
➢	$ 6.6 million increase in equity in earnings of affiliates
➢	$27.0 million in merger-related costs (includes $19.5 million Fortis termination fee)

▪	Fourth-quarter earnings of $5.4 million, or 40 cents per diluted share, same as 2010, excluding merger-related costs of $0.2 million after-tax, or 2 cents per diluted share

➢	$ 4.7 million increase in operating revenues
➢	$ 1.7 million decrease in service restoration costs
➢	$ 1.7 million decrease in exogenous cost deferrals (primarily major storm in December 2010)
➢	$ 6.6 million increase in transmission costs
➢	$ 1.7 million increase in equity in earnings of affiliates
➢	$ 0.4 million in merger-related costs

▪	Due to pending merger, earnings guidance is discontinued

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated earnings of $21.7 million or $1.59 per diluted share, excluding merger-related costs after-tax of $16 million, or $1.19 per diluted share.  Including merger-related costs, earnings were $5.7 million, or 40 cents per diluted share of common stock, for 2011 compared to $21 million, or $1.66 per diluted share of common stock, for 2010.  The fourth-quarter earnings were $5.4 million or 40 cents per diluted share, excluding merger-related costs after-tax of $0.2 million, or 2 cents per diluted share.  Including merger-related costs, earnings were $5.2 million, or 38 cents per common share, 2 cents lower than in 2010.

The $15.3 million reduction in earnings in 2011 was primarily due to costs associated with the company’s pending sale to a subsidiary of Gaz Métro Limited Partnership, Northern New England Energy Corporation, which included a $19.5 million termination payment to Fortis Inc.

“2011 was an extraordinary year for the company not only because of the sale agreement we entered into but because of the tremendous job our employees did in responding to the devastation wrought upon Vermont and our system by tropical storm Irene.  I am extremely proud of the way our employees restored service safely and quickly after Irene, under very difficult conditions,” CVPS President and CEO Larry Reilly said.  “Our 2011 earnings were largely affected by one-time merger-related costs, but those costs had no impact on our dividend.  Our agreement with Gaz Métro allows us to pay a quarterly dividend of 23 cents per share until the sale is consummated.”

Reilly said the company remained focused on high-quality customer service and reliability.  “We ranked number two among all utilities in New England and New York in J.D. Power’s survey of overall customer satisfaction last year, and our employees remain committed to ensuring our customers continue to enjoy the kind of service and reliability they have come to expect from us, today and following the sale,” Reilly said.  “That will be a critical focus as the closing and merger draw nearer.”

2011 results compared to 2010
The following is a reconciliation of 2011 net earnings, excluding merger-related costs:

	2011
	Net Income	Earnings Per Diluted Share
	(in millions)
Net earnings excluding merger-related expenses	$21.7	$1.59
Merger-related expenses, after-tax	(16.0)	(1.19)
Net earnings	$5.7	$0.40

Operating revenues in 2011 increased $17.8 million, including a $21.6 million increase in retail revenues, an $8.7 million increase in the provision for rate refund, partially offset by an $11.8 million decrease in resale revenue, and a $0.7 million decrease in other operating revenues.

The increase in retail revenues primarily resulted from a 7.46 percent base rate increase, effective January 1, 2011, the acquisition of the Vermont Marble service territory on September 1, 2011, and higher customer usage due to colder weather in early 2011, partially offset by weaker customer demand in the end of 2011 due to warmer weather and decreased snow-making at ski areas.  The provision for rate refund is the net impact during the year of collections and refunds of amounts previously deferred, as required by the power cost adjustment component of our alternative regulation plan.  Resale revenues decreased due to lower contract prices associated with the sale of our excess energy, and lower volume available for resale due to higher retail load.  Other operating revenues decreased primarily due to less mutual aid provided to other utilities in 2011.

Purchased power expense decreased $3.8 million, comprised of a decrease of $7.7 million from lower capacity costs and lower volumes from ISO-NE purchases, and a $1 million decrease from lower deliveries from Hydro-Québec.  These decreases were partially offset by an increase of $3.7 million due to higher output at the Vermont Yankee plant in 2011 and higher related capacity costs, and an increase of $0.6 million due to higher market rates from independent power producers, and an increase of $0.6 million for energy costs related to the acquisitions of the Vermont Marble and Readsboro service territories in 2011.

Other operating expenses increased $25.1 million.  This included an increase of $15.3 million in transmission expenses driven by higher rates from ISO-NE; higher Vermont Transmission Agreement billings, net of higher NEPOOL Open Access Transmission Tariff reimbursements; and a $5.1 million increase in service restoration costs related to Tropical Storm Irene in August 2011, partially offset by the costs of several major storms in 2010.  Also included were a $2.1 million increase in regulatory amortizations; a $1.8 million increase in bad debt expense, including $1 million from the recovery of a major telecommunications customer receivable in 2010; a $1.7 million increase in depreciation expense due to an increase in utility plant assets, including the acquisition of the Vermont Marble service territory; a $1.3 million increase in hydro maintenance costs, and various other items.  These increases were partially offset by a $4.4 million net increase in regulatory deferrals, primarily caused by exogenous cost deferrals related to major storms, and tax law changes.  We also had a $2.4 million decrease in operating income tax expense as a result of a lower level of earnings in 2011.

Equity in earnings of affiliates increased $6.6 million due to the return on the $34.9 million investment that we made in Transco in December 2010.

Other, net decreased $1.2 million primarily due to $0.5 million of lower non-utility earnings, $0.4 million of lower income from variable life insurance policies, $0.1 million of lower interest and dividend income and various other items.

Merger-related expenses included in Other Income increased $26 million primarily due to a $19.5 million termination payment to Fortis, Inc. and $6.5 million of other merger-related costs.

Fourth quarter 2011 results compared to 2010
The following is a reconciliation of fourth quarter 2011 net earnings, excluding merger-related costs:

	Fourth Quarter 2011
	Net Income	Earnings Per Diluted Share
	(in millions)
Net earnings excluding merger-related expenses	$5.4	$0.40
Merger-related expenses, after-tax	(0.2)	(0.02)
Net earnings	$5.2	$0.38

Fourth quarter operating revenues increased $4.7 million for many of the same reasons cited above.

Purchased power expense decreased $2.8 million for many of the same reasons cited above.

Other operating expenses increased $9.3 million for the same reasons described above.

Equity in earnings of affiliates increased $1.7 million for the same reason cited above.

Other, net decreased $0.5 million for the same reasons cited above.

2010 Common Stock Issuance
Earnings per share for 2011 reflect the impact of shares issued under our continuous offering equity program. From April to December 2010, CV sold an aggregate of 1,498,745 shares in open market trading and direct placements under this program for aggregate gross proceeds of approximately $30.6 million.  The net proceeds of the offering were used for general corporate purposes.

Earnings Guidance
Due to the pending merger, the company has discontinued earnings guidance.

Webcast
CV will host an earnings teleconference and webcast on March 15, 2012, beginning at 10 a.m. Eastern Time.  At that time, CV President and CEO Larry Reilly and Chief Financial Officer Pamela Keefe will discuss the company’s financial results and recent developments in the company’s planned sale and merger.

Interested parties may listen to the conference call live on the Internet by selecting the "CVPS 2011 4th Quarter Earnings Conference Call" link on the "Investor Relations" section of the company’s website at www.cvps.com. An audio archive of the call will be available later that day at the same location or by dialing 1-877-660-6853 within the U.S. or internationally by dialing 1-201-612-7415 and entering Account 286 and Conference ID 370724.

About CV
CV is Vermont’s largest electric utility, serving more than 160,000 customers statewide.  CV’s non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-K
On Wednesday, March 14, 2012, the company filed its annual Form 10-K with the Securities and Exchange Commission.  A copy of that report is available on our web site, www.cvps.com, under the "Investor Relations" section. Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Reconciliation of Earnings Per Diluted Share
	Twelve Months	Fourth Quarter
	2011 vs. 2010	2011 vs. 2010
2010 Earnings per diluted share	$1.66	$0.40

Major Year-over-Year Effects on Earnings:
Higher operating revenue - retail sales volume	0.15	0.09
Merger-related fees	(1.19)	(0.02)
Recovery of uncollectible accounts in 2010	(0.05)	(0.05)
Variable life insurance	(0.03)	0.00
Other (includes impact of additional common shares, income tax adjustments, and various items)	(0.14)	(0.04)
2011 Earnings per diluted share	$0.40	$0.38

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:

Pamela Keefe, Senior Vice President, Chief Financial Officer and Treasurer
(802) 747-5435; e-mail: pkeefe@cvps.com

For questions after April 1, 2012 contact:
Edmund Ryan, Acting Chief Financial Officer and Treasurer
(802) 747-5422; e-mail: eryan@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release
(dollars in thousands, except per share amounts)

	Three months ended December 31		Twelve months ended December 31
Condensed Income statement	2011	2010	2011	2010
Operating revenues:
Retail sales	$82,474	$76,993	$316,013	$294,406
Resale sales	3,773	11,335	26,185	37,957
Provision for rate refund	221	(5,942)	5,097	(3,598)
Other	3,862	3,203	12,439	13,160
Total operating revenues	90,330	85,589	359,734	341,925

Operating expenses:
Purchased power - affiliates and other	37,966	40,736	156,959	160,774
Other operating expenses	47,562	38,294	181,255	156,151
Income tax expense	1,029	2,091	5,167	7,545
Total operating expense	86,557	81,121	343,381	324,470
Utility operating income	3,773	4,468	16,353	17,455

Other income:
Equity in earnings of affiliates	6,984	5,241	27,733	21,098
Other, net	242	744	(109)	1,078
Merger-related expenses	(30)	0	(25,977)	0
Income tax (expense) benefit	(2,260)	(2,183)	1,356	(7,117)
Total other income	4,936	3,802	3,003	15,059

Interest expense	3,520	2,953	13,652	11,560
Net income	5,189	5,317	5,704	20,954
Dividends declared on preferred stock	92	92	368	368
Earnings available for common stock	$5,097	$5,225	$5,336	$20,586
Per common share data
Earnings per share of common stock - basic	$0.38	$0.40	$0.40	$1.66
Earnings per share of common stock - diluted	$0.38	$0.40	$0.40	$1.66

Average shares of common stock outstanding - basic	13,439,379	13,144,056	13,404,909	12,370,486
Average shares of common stock outstanding - diluted	13,526,992	13,194,390	13,487,608	12,405,866

Dividends declared per share of common stock	$0.00	$0.00	$0.92	$0.92
Dividends paid per share of common stock	$0.23	$0.23	$0.92	$0.92
Supplemental financial statement data
Balance sheet
Investments in affiliates			$179,974	$171,514
Total assets			$776,265	$710,746
Common stock equity			$268,154	$272,728
Long-term debt (excluding current portions)			$240,578	$188,300
Cash Flows
Cash and cash equivalents at beginning of period			$2,676	$2,069
Cash provided by operating activities			45,713	53,527
Cash used for investing activities			(53,401)	(91,405)
Cash provided by financing activities			6,746	38,485
Cash and cash equivalents at end of period			$1,734	$2,676
Refer to our 2011 Form 10-K for additional information